Exhibit 11
                       TRIMAS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Thousands, Except Per Share Amounts)



                                Six Months Ended          Three Months Ended
                                    June 30,                    June 30,
                                 1994       1993            1994        1993
Primary:

     Net income                $25,770    $20,070         $14,940     $11,650
     Preferred stock
       dividend requirement                (3,500)                     (1,750)

     Earnings available
       for common stock        $25,770    $16,570         $14,940     $ 9,900

     Weighted average common
       shares outstanding       36,644     28,867          36,644      28,867
     Dilution of stock options     394        285             394         304

     Weighted average common
       and common equivalent
       shares outstanding
       after assumed exercise
       of options               37,038     29,152          37,038      29,171

     Primary earnings per
       common share             $.70         $.57            $.40        $.34

Fully diluted:

     Net income                $25,770    $20,070         $14,940     $11,650
     Add after tax
       convertible
       debenture related
       expenses                  1,840                        920

     Net income as adjusted    $27,610    $20,070         $15,860     $11,650

     Weighted average common
       shares outstanding      36,644      28,867          36,644      28,867
     Dilution of stock options    394         329             393         329
     Addition from assumed
       conversion of
       convertible preferred
       stock                                7,778                       7,778
     Addition from assumed
       conversion of
       convertible debentures    5,083                      5,083

     Weighted average common
       and common equivalent
       shares outstanding on
       a fully diluted basis    42,121     36,974          42,120      36,974

     Fully diluted earnings
       per common share           $.66       $.54            $.38        $.32
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